COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Mark Stuart (mstuart@lhai.com)
Sandra Heine, Vice President, Finance	Jody Cain (jcain@lhai.com)	(310) 691-7100
(510) 865-8800	(310) 691-7100	www.lhai.com
www.insitevision.com	www.lhai.com

INSITE VISION REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

2005 Annual Shareholders Meeting To Be Webcast June 1 at 1:00 p.m. Eastern Time

ALAMEDA, Calif. (May 16, 2005) - InSite Vision Incorporated (AMEX: ISV) - an ophthalmic therapeutics, diagnostics and drug-delivery company - today reported financial results for the three months ended March 31, 2005.

Net loss for the 2005 first quarter was $3.4 million, or $0.06 per share, compared with a net income of $2.4 million, or $0.08 per share, for the 2004 first quarter. Research and development (R&D) expenses for the first quarter of 2005 increased to $2.4 million, compared with $0.9 million for the first quarter of 2004. The increase in R&D expenses was due primarily to the initiation of the AzaSite™ Phase 3 clinical trials. Selling, general and administrative (S,G&A) expenses increased to $1.0 million from $0.6 million for the first quarters of 2005 and 2004, respectively. The increase in S,G&A mainly reflects salary adjustments to return staff member salaries to the same level they were prior to the voluntary salary reductions in 2003.

InSite Vision had cash and cash equivalents of $2.5 million as of March 31, 2005, compared with cash and cash equivalents of $5.4 million as of December 31, 2004.

On May 9, 2005, the Company announced it had entered into definitive agreements for a $9 million private financing for approximately 16.4 million newly issued shares of common stock at $0.55 per share, and the issuance of warrants to purchase approximately 4.9 million shares of common stock at an exercise price of $0.6325 per share. Closing of the financing is contingent on approval from the American Stock Exchange (AMEX), among other standard conditions. If completed, these proceeds will be reported on the June 30, 2005 balance sheet.

“This financing, should it be successfully completed, is expected to provide InSite with sufficient funds to complete our ongoing Phase 3 pivotal trials,” said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision. “Our current focus is on making progress with various steps that will support completion of our clinical trials and product commercialization. We look forward to providing a comprehensive update on recent progress at our upcoming Annual Meeting of Stockholders on June 1.”

The Company currently expects to launch AzaSite in the U.S. market in the second half of 2006. Prior to commercialization, the Company must first complete its Phase 3 trials, achieve satisfactory results, prepare and file a New Drug Application (NDA) for AzaSite and receive U.S. Food and Drug Administration (FDA) approval. There can be no assurance that the Company will be able to complete any of these steps on a timely basis or at all.

Annual Meeting of Stockholders and Webcast

InSite Vision will hold its 2005 Annual Meeting of Stockholders on Wednesday, June 1, 2005 at 10:00 a.m. Pacific Time at the Company’s headquarters, located at 965 Atlantic Avenue, Alameda, CA 94501. Proxy materials along with pertinent information were mailed to stockholders of record as of April 15, 2005 on April 29, 2005. Following the vote on proxy items and the adjournment of the Annual Meeting, InSite Vision’s management will present a detailed update on the Company, including progress toward the commercialization of AzaSite.

The Annual Meeting and Company presentation will be available live on the Internet via the investor relations section of the Company’s Web site at www.insitevision.com. Those listening to the meeting via the live Internet broadcast will not have the opportunity to ask questions during the meeting. A recording of the meeting will be available on the Web site for 90 days following the completion of the meeting.

Due to the proximity of InSite Vision’s 2004 fourth quarter investor conference call held on March 31, 2005 and the planned June 1, 2005 Annual Meeting of Stockholders, the Company will not be hosting a conference call in conjunction with the issuance of its 2005 first quarter financial results.

AzaSite Program Update

AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite®, InSite Vision’s patented drug-delivery vehicle offering the benefits of prolonged release of an active ingredient. This drug candidate represents the first ophthalmic application of azithromycin, which currently is used to treat a variety of bacterial infections. The DuraSite formulation permits prolonged antibiotic release and long residence time in the eye, which could allow for a lower frequency-dosing regimen. Data from InSite Vision’s Phase 2 trial, announced in September 2002, indicated safe and effective treatment of bacterial conjunctivitis with seven drops of AzaSite over a five-day period.

InSite Vision has currently enrolled over 50% of the planned number of patients for its two ongoing pivotal Phase 3 trials with AzaSite. The clinical endpoints for these trials are clinical cure and microbiological eradication. The first Phase 3 trial is a multi-center vehicle-control study. Patients in one arm of the study are being dosed with a vehicle and patients in the other with InSite Vision’s 1% AzaSite formulation. This study is designed to include a total of 550 patients, the goal of which is that at least 224 must be confirmed culture positive for bacterial conjunctivitis in at least one eye. The second Phase 3 trial is a multi-center active-control study to compare 0.3% formulation of the antibiotic tobramycin versus InSite Vision’s 1% AzaSite drug. This study is designed to include approximately 775 patients, the goal of which is that at least 310 patients must be confirmed culture-positive for bacterial conjunctivitis in at least one eye.

About InSite Vision

InSite Vision is an ophthalmic company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is AzaSite, which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite®, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician. The Company intends to seek to expand this "technology platform" to include additional indications and product options for the worldwide market.

In the glaucoma area, the Company has continued to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene. Additional information can be found at www.insitevision.com.

This press release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as InSite Vision’s ability to close the private placement described herein, the proposed use of proceeds from the financing, that such funds will enable InSite Vision to complete Phase 3 studies for AzaSite, the timing of initiation and completion of current and future clinical trials for AzaSite, the success thereof, the timing of the commercialization of AzaSite, the potential benefits and commercialization of AzaSite, and the timing and success thereof. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to close the financing, including its ability to obtain the approval of the American Stock Exchange and to satisfy the other conditions set forth in the definitive financing agreements; the accuracy of InSite Vision’s forecasted cash burn rate and cash needs; InSite Vision’s ability to enroll patients in and to complete future clinical trials for AzaSite; the results of these clinical trials; InSite Vision’s ability to commence, complete and file an NDA with the FDA for AzaSite, and receive approval from the FDA for the commercialization of AzaSite; InSite Vision’s ability to obtain additional financing, even if it is able to close the financing described herein; InSite Vision’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; InSite Vision’s ability to negotiate, enter into and maintain collaborations and commercial agreements with potential corporate partners; its ability to obtain market acceptance of its products and product candidates; its reliance on third parties for the development, marketing and sale of its products; its ability to expand its technology platform to include additional indications and patent options; and the effects of its expense control activities on its operations and product development. For a discussion of these and other factors that could cause actual events or results to differ from those anticipated by our forward-looking statements, see the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risk factors may not be exhaustive. Any projections in this press release are based on the limited information currently available to InSite Vision, which is subject to change. New risk factors may emerge from time to time, and InSite Vision cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

[Tables to follow]

InSite Vision Incorporated
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2005 and 2004
(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2005	2004

Revenues, net	$1	$374
Cost of Goods	5	5
Gross profit (loss)	(4)	369
Operating expenses:
Research and development	2,428	906
Selling, general and administrative	1,003	556
Total	3,431	1,462
Loss from operations	(3,435)	(1,093)
Gain on sale of assets	-	3,462
Interest (expense) and other income, net	(3)	(8)
Net income (loss) applicable to common stockholders	(3,438)	2,361

Net income (loss) per share applicable to common stockholders:
Basic	(0.06)	0.08
Diluted	(0.06)	0.08
Shares used to calculate net income (loss) per share:
Basic	62,493	30,548
Diluted	62,493	30,987

Condensed Consolidated Balance Sheets
At March 31, 2005 and December 31, 2004
(in thousands; unaudited)

	March 31,	December 31,
	2005	2004

Assets:
Cash and cash equivalents	$2,487	$5,351
Prepaid expenses and other assets	231	259
Property and equipment, net	72	86
Total assets	$2,790	$5,696

Liabilities and stockholders' equity (deficit):
Current liabilities	$3,243	$2,095
Stockholders' equity (deficit)	(453)	3,601
Total liabilities and stockholders' equity (deficit)	$2,790	$5,696